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                                                                     Exhibit 8.1


              [LETTERHEAD OF DECHERT PRICE & RHOADS APPEARS HERE]


                                              November 13, 1995


Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA  19136

          Re:  Proposed Offer to Acquire Shares of
               CarnaudMetalbox
               -----------------------------------

Gentlemen:

          We have acted as counsel to Crown Cork & Seal Company, Inc., a Pennsylvania corporation ("Crown"), in connection with the contemplated offer by Crown to exchange either (1) a number of Units consisting of .75 shares of Crown Common Stock and .25 shares of Crown Acquisition Preferred Stock equal to the Exchange Ratio or (2) FF 225 in cash for each outstanding share of common stock of CarnaudMetalbox (the "Offer") pursuant to the terms of the Exchange Offer Agreement dated as of May 22, 1995, as amended, between Crown and Compagnie Generale d'Industrie et de Participations (the "Exchange Offer Agreement").

          All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of the Registration Statement filed on Form S-4 by Crown with respect to the Offer (the "Registration Statement").

          We have assisted in the preparation of the description of certain tax consequences of the Offer contained in the Proxy Statement/Prospectus under the caption "THE OFFER -- Certain Tax Consequences of the Offer" (the "Tax Summary"). You have requested our opinion with respect to the U.S. federal income tax consequences contained in the Tax Summary.
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Crown Cork & Seal Company, Inc
November 13, 1995
Page 2

          We have examined the Registration Statement and the Tax Summary. In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Exchange Offer Agreement, the Proxy Statement/Prospectus, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Offer will be consummated in accordance with the Exchange Offer Agreement and as described in the Proxy Statement/Prospectus.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

          Based solely upon the foregoing, we are of the opinion that the Tax Summary as it relates to matters of U.S. federal income tax law, although general in nature, is, in all material respects, a fair and accurate summary of the principal U.S. federal income tax consequences of the Offer under present law. As noted in the introductory paragraph of the Tax Summary, the tax consequences with respect to any shareholder of CarnaudMetalbox will depend upon that shareholder's particular circumstances and tax situation, and we express no belief with respect to the accuracy or completeness of the Tax Summary as applied to any shareholder in particular.

          Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Offer or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. Notwithstanding the previous sentence, we hereby consent to the references to us under the captions "LEGAL OPINIONS" and "THE OFFER -- Certain Tax Consequences of the Offer" in the Proxy Statement/Prospectus forming a part of the Registration Statement filed with the Securities and Exchange Commission in connection with this transaction. We also consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the
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Crown Cork & Seal Company, Inc.
November 13, 1995
Page 3


category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                         Very truly yours,

                         /s/  DECHERT PRICE & RHOADS